"B" Reorganization

______________________________________________________________________________

POST-CLOSING PAYMENT AGREEMENT

dated as of November 22, 2004

by and among

GLENS FALLS NATIONAL BANK AND TRUST COMPANY,

429 SARATOGA ROAD CORPORATION,

CAPITAL FINANCIAL GROUP, INC.,

ARROW FINANCIAL CORPORATION,

and

JOHN WEBER

______________________________________________________________________________

POST-CLOSING PAYMENT AGREEMENT

POST-CLOSING PAYMENT AGREEMENT, dated as of November 22, 2004 (this "Agreement"), by and among GLENS FALLS NATIONAL BANK AND TRUST COMPANY, a national bank headquartered in Glens Falls, New York ("GFN"); 429 SARATOGA ROAD CORPORATION, a New York corporation and wholly owned subsidiary of GFN ("Newco"); CAPITAL FINANCIAL GROUP, INC., a New York corporation ("Capital"); ARROW FINANCIAL CORPORATION, a New York corporation and parent holding company for GFN ("AFC"); and JOHN WEBER, the beneficial owner of all of the outstanding shares of capital stock of Capital ("Stockholder").

WHEREAS, simultaneously with the execution of this Agreement, GFN, AFC, Newco, Capital and Stockholder have entered into an Agreement and Plan of Reorganization, dated the date hereof (the "Acquisition Agreement"), pursuant to which GFN will acquire all of the outstanding capital stock of Capital by way of a merger (the "Merger") of a newly-organized subsidiary of GFN, 429 Saratoga Road Corporation, a New York corporation ("Newco"), with and into Capital, as a result of which Merger Capital will become a wholly owned subsidiary of GFN; and

WHEREAS, Newco and Capital have also simultaneously herewith entered into a Plan of Merger, dated the date hereof (the "Plan of Merger"), providing for the Merger, and AFC has joined in such Plan of Merger; and

WHEREAS, upon effectiveness of the Merger, the outstanding shares of common stock of Capital will automatically be converted into a certain number of shares of the common stock of AFC, based upon the Conversion Ratio set forth in the Acquisition Agreement and the Plan of Merger (the "Closing Consideration"), and each holder of shares of common stock of Capital immediately prior to effectiveness of the Merger will receive one or more certificates representing the shares of common stock of AFC into which such holder's common stock of Capital was converted in the Merger, upon surrender by such holder of the certificate or certificates representing such holder's shares of common stock of Capital; and

WHEREAS, under the Acquisition Agreement and Plan of Merger, the holder or holders of common stock of Capital prior to the Merger also may receive in periods after consummation of the Merger, in addition to the Closing Consideration, additional consideration in the form of additional shares of the common stock of AFC (the "Post-Closing Consideration"), if certain conditions relating to the financial success of Capital after the Merger are met; and

WHEREAS, the parties to the Acquisition Agreement and the Plan of Merger have determined to set forth the terms and conditions relating to such Post-Closing Consideration in this Agreement, which is being executed simultaneously with the Acquisition Agreement and the Plan of Merger and is incorporated by reference into such agreements and deemed by the parties hereto and thereto as part of such agreements;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Acquisition Agreement and Plan of Merger, and intending to be legally bound hereby, GFN, Newco, Capital, AFC and Stockholder agree as follows:

Section 1.

Post-Closing Consideration.  If the merger of Newco with and into Capital (the "Merger"), as specified and provided for under the Acquisition Agreement and the Plan of Merger, becomes effective, each holder of shares of the common stock, no par value, of Capital ("Capital Common Stock") whose shares are converted into shares of the common stock, par value $1.00 per share, of AFC ("AFC Common Stock") upon consummation of the Merger (each such, a "Holder;" collectively, the "Holders"), and the successors of such Holder (any such, a "Successor"), may also receive from GFN and AFC (collectively, the "Purchaser"), in periods following such consummation and in addition to the consideration received by the Holder upon such consummation (the "Closing Consideration"), certain additional consideration as provided in this Agreement (the "Post-Closing Consideration"), if the conditions set forth herein are satisfied during such subsequent periods.

Section 2.

Form of Post-Closing Consideration.   Any and all Post-Closing Consideration paid by the Purchaser under this Agreement to Holders and their Successors (collectively, "Payees;" any such, a "Payee") shall be paid exclusively in the form of shares of AFC Common Stock, with the single exception set forth below in this Section 2 regarding payment of cash in lieu of fractional shares.  For purposes of determining the number of shares of AFC Common Stock deliverable to a Payee in payment of any amount of Post-Closing Consideration hereunder (any such, a "Payment"), the dollar amount of such Payment, expressed in U.S. Dollars, shall be divided by the AFC Stock Value, as defined below, calculated as of the valuation date for such Payment (the "Valuation Date").  In lieu of issuing any fractional share of AFC Common Stock to a Payee in connection with any such Payment, the Purchaser shall pay to the Payee a dollar amount in cash (without interest) determined by multiplying the AFC Stock Value, as calculated for such Payment, by the fractional share to which the Payee would otherwise be entitled.  The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of AFC Common Stock was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by issuance of fractional shares.  The "AFC Stock Value" for purposes of any Payment of Post-Closing Consideration under this Agreement shall equal the average daily closing price per share of AFC Common Stock as reported on the NASDAQ Stock Market ("NASDAQ") reporting system for the ten (10) consecutive trading days ending on and including the second trading day preceding the Valuation Date for such Payment, rounded to the nearest one-hundredth (1/100) of a cent.

Section 3.

Payments.

(a)

Annual Payments.  Subject to the other provisions of this Agreement, for each of the five one-year periods (each such period, a "Measurement Year") following the date on which the Merger becomes effective (the "Merger Closing Date"), if the consolidated earnings before interest, taxes, depreciation and amortization of Capital for such Measurement Year, calculated as provided in paragraph (d) of this Section 3 ("Actual EBITDA"), exceeds the target EBITDA of Capital for such Measurement Year ("Target EBITDA"), the Purchaser shall pay to the appropriate Payee or Payees, determined as provided in paragraph (e) of this Section 3, on or before the sixtieth (60th) calendar day after the last day of such Measurement Year and in the form specified in Section 2, above, a Payment in an aggregate amount equal to the Full Annual Payment for such Measurement Year, as defined below; provided, however, that if the Actual EBITDA of Capital for any such Measurement Year does not exceed the Target EBITDA of Capital for such year but does equal or exceed an amount equal to ninety-five percent (95.00%), rounded downward to the nearest one-one hundredth of a percent, of such Target EBITDA (such amount, the "Reduced Target EBITDA"), the Purchaser shall pay to the appropriate Payee or Payees, on or before the sixtieth (60th) calendar day after the last day of such Measurement Year and in the form specified in Section 2, above, a Payment in an aggregate amount equal to the Reduced Annual Payment for such Measurement Year, as defined below.

(i)

Full Annual Payment.   The "Full Annual Payment" for any Measurement Year shall equal Ninety Thousand Dollars ($90,000), multiplied by the Cost-of-Money Factor for such Measurement Year.  The "Cost-of-Money Factor" for any Measurement Year is equal to the sum of (A) one (1.0), plus (B) the closing yield of a U.S. Treasury instrument having a maturity equal to the number of whole years ("Number of Years to Maturity") contained in the period extending from the Merger Closing Date to and through the last day of such Measurement Year, as such yield is quoted in The Wall Street Journal on the second business day before the Merger Closing Date, with such sum, in the case of each Measurement Year after the first Measurement Year, then to be compounded annually over the Number of Years to Maturity.  The amount of the Full Annual Payment for each of the five Measurement Years immediately following the Merger Closing Date, reflecting the Cost-of-Money Factor for each of these years as calculated on the Merger Closing Date, will be set forth on a schedule executed by GFN and Capital on the Merger Closing Date substantially in the form of Schedule 3A-1 attached hereto, which schedule will be incorporated in and deemed a part of this Agreement.

(ii)

Reduced Annual Payment.   The "Reduced Annual Payment" for any Measurement Year shall equal (A) the Full Annual Payment calculated for such Measurement Year, assuming for purposes of such calculation only that a Full Annual Payment is payable for such Measurement Year, multiplied by (B) a fraction, the numerator of which equals the Actual EBITDA of Capital for such Measurement Year, and the denominator of which equals the Target EBITDA of Capital for such Measurement Year.

(Full Annual Payments and Reduced Annual Payments are sometimes collectively referred to as "Annual Payments," or any such individually, as an "Annual Payment.")

Notwithstanding the foregoing provisions of this Section 3(a) or any other section of this Agreement, in determining whether an Annual Payment is payable for the fifth of the Five Measurement Years following the Merger Closing Date and whether a Deferred Payment is payable following such fifth Measurement Year, the relevant EBITDA calculations shall be made based upon the financial results of Capital for the first nine (9) months of such fifth Measurement Year.  As soon as practicable after the conclusion of such nine-month period, the Actual EBITDA of Capital for such nine-month period will be determined and such amount will then be used to project the Actual EBITDA of Capital for the full fifth Measurement Year (i.e., annualized).  The resulting assumed Actual EBITDA for the full fifth Measurement Year will then be utilized to determine whether an Annual Payment shall be payable for such fifth Measurement Year, and if so, in what amount.  Payment of any Annual Payment for such fifth Measurement Year, as thus calculated, shall be made on or before the sixtieth (60th) calendar day after the last day of such nine-month period.  The last day of the first nine (9) months of the fifth Measurement Year will be deemed the last day of the fifth Measurement Year for all purposes under this Agreement.  For purposes of calculating the number of shares of AFC Common Stock deliverable to the Payee or Payees in payment of any Annual Payment payable for any Measurement Year, the Valuation Date utilized will be the last day of such Measurement Year, even if the Annual Payment is not payable or paid until a date after such last day.  GFN and Capital will execute on the Merger Closing Date a schedule setting forth the Target EBITDA and Reduced Target EBITDA amounts for Capital for each of the Five Measurement Years (the "Target EBITDA Schedule"), substantially in the form of Schedule 3A-2 attached hereto, which schedule will be incorporated in and deemed a part of this Agreement.

(b)

Additional Annual Payments.  If for any Measurement Year other than the last Measurement Year in the Full Measurement Period, the Actual EBITDA of Capital exceeds the Target EBITDA of Capital,  the Purchaser shall perform certain calculations as provided in this Section 3(b) to determine whether an additional Payment is then payable to the appropriate Payee or Payees, in addition to the Annual Payment payable for such Measurement Year as specified in Section 3(a), above, and if an additional Payment is payable, the Purchaser shall make such Payment.  Any additional Payment hereunder shall consist of one or more Retroactive Annual Payments and/or an Early Deferred Payment, as defined in subparagraphs (i) and (ii) below.  The existence and amount of any such additional Payment shall depend, among other things, upon the amount by which the Actual EBITDA of Capital for the Measurement Year in question (the "Excess Year") exceeds the Target EBITDA of Capital for such year (such amount, the "Excess EBITDA Amount").  In determining the existence and amount of any such additional Payment, the Purchaser shall first perform the calculations regarding possible Retroactive Annual Payments as provided under subparagraph (i) below, and then shall perform the calculation regarding a possible Early Deferred Payment under subparagraph (ii) below.  The  aggregate amount of any additional Payment ultimately determined to be payable shall be paid at the same time, to the same Payee or Payees, in the same form and as of the same Valuation Date, as the Annual Payment payable for the Excess Year.

(i)

Retroactive Annual Payments.   If the Excess Year is not the first Measurement Year in the Measurement Period and if, for any one or more of the Measurement Years preceding the Excess Year, the Actual EBITDA of Capital is less than the Target EBITDA of Capital (any such preceding Measurement Year, a "Short-Fall Year"), the Purchaser shall perform the following calculations to determine whether any one or more Retroactive Annual Payments shall then be payable:

(A)

The Excess EBITDA Amount for the Excess Year shall be added to the Actual EBITDA of Capital for the first Short-Fall Year preceding the Excess Year.

(B)

If the sum calculated under (A) continues to be less than the Target EBITDA of Capital for such Short-Fall Year, the Actual EBITDA of Capital for such year shall be adjusted upward to equal such sum, which thereafter shall be treated solely for purposes of this paragraph 3(b) as the Actual EBITDA of Capital for such year, unless and until any subsequent additional upward adjustment to the Actual EBITDA of Capital for such year shall be made under this subparagraph (i) following a subsequent Measurement Year that also is an Excess Year.

(C)

If (w) the sum calculated under (A) above is greater than (x) the Target EBITDA of Capital for the Short-Fall Year in question, the Actual EBITDA of Capital for such year shall be adjusted upward to equal the Target EBITDA of Capital for such year, which thereafter shall be treated solely for purposes of this paragraph 3(b) as the Actual EBITDA of Capital for such year, and the amount by which (w) exceeds (x) (the "Remaining Excess EBITDA Amount") shall then be added to the Actual EBITDA of Capital for the second Short-Fall Year preceding the Excess Year, if there is any such.  If so, the Purchaser shall then perform for such second preceding Short-Fall Year the same recalculation of Actual EBITDA as was performed for the first preceding Short-Fall Year under subparagraph (B) above or this subparagraph (C), utilizing the Remaining Excess EBITDA Amount instead of the Excess EBITDA Amount for purposes of determining the upward adjustment of the Actual EBITDA of such second preceding Short-Fall Year.  If after performing such recalculation, there continues to be a Remaining Excess EBITDA Amount and there shall be a third preceding Short-Fall Year, the Purchaser shall perform the same recalculation of the Actual EBITDA for the third preceding Short-Fall Year.  If, following the recalculation of the Actual EBITDA of Capital for all Short-Fall Years preceding the Excess Year, there continues to be a Remaining Excess EBITDA Amount for the Excess Year, such amount shall be treated as the Excess EBITDA Amount for purposes of calculating the amount of the Early Deferred Payment that also will be payable to appropriate Payee(s) under subparagraph (ii), below, together with the Retroactive Annual Payment(s).

(D)

After upwardly adjusting the Actual EBITDA of Capital for one or more preceding Short-Fall Years, as provided under (B) and (C) above, the Purchaser shall recalculate the amount of the Annual Payment payable for each such Short-Fall Year under Section 3(a) of this Agreement, based on the adjusted Actual EBITDA for such year.  The amount, if any, by which the recalculated Annual Payment for each such Short-Fall Year exceeds (y) the amount of any Annual Payment previously distributed for such year, plus (z) the amount of any previous Retroactive Annual Payments for such year, shall be payable as a Retroactive Annual Payment for such year.  If the amount of such Retroactive Annual Payment, when added to the amount(s) of any previous Annual Payment and/or Retroactive Annual Payment(s), equals the Full Annual Payment for such year, a Full Annual Payment shall be deemed to have been distributed for such year and such year shall no longer be deemed a Short-Fall Year.

(ii)

Early Deferred Payment.  If (A) the Excess Year is the first Measurement Year in the Measurement Period, or (B) the Excess Year is not the first Measurement Year in the Measurement Period but the Actual EBITDA of Capital for each preceding Measurement Year equals or exceeds the Target EBITDA of Capital for such year (including any upward adjustment to the Actual EBITDA of Capital for any preceding Measurement Year resulting from calculations performed under subparagraph (i), above), there shall be payable to the appropriate Payee or Payees, in addition to any Retroactive Annual Payment(s) then payable under subparagraph (i) above, a Payment (an "Early Deferred Payment") equal to ten percent (10%) of the Excess EBITDA Amount for the Excess Year.

(c)

Deferred Payment.   Subject to the other provisions of this Agreement, if the Total Actual EBITDA of Capital (as defined below) for the 5-year period ending on the last day of the fifth Measurement Year (the "Full Measurement Period") exceeds the Total Target EBITDA of Capital (as defined below), the Purchaser shall pay to the appropriate Payee or Payees, determined as provided in paragraph (e) of this Section 3, on or before the sixtieth (60th) calendar day after the last day of such Measurement Period and in the form specified in Section 2, above, a Payment in an aggregate amount determined as provided in the second ensuing sentence (the "Deferred Payment"), reduced by the amount of all Early Deferred Payments previously paid pursuant to subparagraph (b)(ii) of this Section 3 above.  The Valuation Date for the Deferred Payment will be the last day of the Full Measurement Period.  The aggregate amount of the Deferred Payment (before adjustment for any Early Deferred Payments previously paid under subparagraph (b)(ii) of this Section 3) will be calculated as follows:

(i)

if the Total Actual EBITDA for the Full Measurement Period exceeds the Total Target EBITDA of Capital for such period but does not exceed Three Million Five Hundred Thousand Dollars ($3,500,000), the aggregate amount of the Deferred Payment will be thirty-five percent (35%) of the excess of such Total Actual EBITDA over such Total Target EBITDA;

(ii)

if the Total Actual EBITDA for the Full Measurement Period exceeds Three Million Five Hundred Thousand Dollars ($3,500,000) but does not exceed Four Million Five Hundred Thousand Dollars ($4,500,000), the aggregate amount of the Deferred Payment will be Three Hundred Forty-Six Thousand Two Hundred Twenty-Three and 50/100 Dollars $311,223.50 plus forty-five percent (45%) of the excess of such Total Actual EBITDA over Three Million Five Hundred Thousand Dollars ($3,500,000); and

(iii)

if the Total Actual EBITDA for the Full Measurement Period exceeds Four Million Five Hundred Thousand Dollars ($4,500,000), the aggregate amount of the Deferred Payment will be Seven Hundred Ninety-Six Thousand Two Hundred Twenty-Three and 50/100 Dollars $761,223.50 plus fifty-five percent (55%) of the excess of such Total Actual EBITDA over Four Million Five Hundred Thousand Dollars ($4,500,000), provided, however, that in no event may the aggregate amount of such Deferred Payment exceed Two Million Five Hundred Thousand Dollars ($2,500,000)(the "Maximum Deferred Payment").

The "Total Actual EBITDA" of Capital for the Full Measurement Period is the sum of the Actual EBITDA amounts for the five Measurement Years included therein, without regard to any upward adjustments in the Actual EBITDA of Capital effected pursuant to the provisions of subparagraph (b)(i) of this Section 3.  The "Total Target EBITDA" of Capital for the Full Measurement Period is the sum of the Target EBITDA amounts for the five Measurement Years included therein, as set forth on the Target EBITDA Schedule.

(d)

Computation of EBITDA for Measurement Years and Other Periods.  For purposes of this Agreement, the Actual EBITDA of Capital will be determined for each Measurement Year, and for any other appropriate period as specifically provided in this Agreement, as soon as practicable following the conclusion of such year or period, in accordance with U.S. generally accepted accounting principles ("GAAP") and the past historical practices of Capital prior to the Acquisition (except to the extent such practices were not consistent with GAAP), adjusted as provided in Exhibit A attached hereto.  The format of the income statement expected to be utilized in calculating the Actual EBITDA of Capital hereunder, before the adjustments referred to in Exhibit A, will be substantially that income statement format reflected in Exhibit B attached hereto.

(e)

Determination of Payees; Payee Registry.   All Post-Closing Payments that may become payable under this Agreement are payable exclusively to, and shall be paid only to, the particular Holder or Holders who received AFC Common Stock as Closing Consideration in the Merger, or the Successor or Successors of any such Holder (any such, a "Payee"), as determined on the particular payment date for each Payment hereunder.  If more than one Holder receives shares of AFC Common Stock as Closing Consideration, all Post-Closing Consideration payable hereunder will be divided between or among the several such Holders receiving Closing Consideration (including the Successor or Successors of any such Holder or Holders) in the same proportions as such Holders received shares of AFC Common Stock in payment of the Closing Consideration.  For purposes of effecting payments of Post-Closing Consideration hereunder, AFC or its transfer agent will maintain, until expiration or termination of this Agreement, a registry of the names and addresses of the Holder or Holders, and any Successor or Successors to any such of which it has received proper notice (the "Payee Registry"), and will distribute from time to time to registered Payees forms on which any Payee or his or her representative may notify AFC or its transfer agent of any change of address of the Payee or of any Successor to such Payee, for notation in the Payee Registry.  The sale or other transfer by any registered Payee of any or all of the shares of AFC Common Stock previously received by such registered Payee as payment of Closing Consideration or Post-Closing Consideration will not affect the right of the Payee (or any Successor thereto) to receive from AFC any subsequent payment of Post-Closing Consideration, which right will remain with such Payee (or any Successor thereto) unless and until there shall be a transfer of such right in accordance with Section 3(f), below.

(f)

Non-Transferability of Rights.  The right of any Holder or Successor under this Agreement to receive any payment of Post-Closing Consideration, whether in shares of AFC Common Stock or cash in lieu of any fractional share, as of any date after the Merger Closing Date upon satisfaction of the conditions set forth herein, is non-transferable by such Holder or Successor except in the event of the death of such Holder or Successor, in which event such right will transfer by will or similar instrument or the laws of intestacy or succession to one or more successors to such Holder or Successor, as provided under such instrument or law.  Any other transfer or attempt to transfer any such right will be void and of no consequence hereunder.

Section 4.

Change in Control of GFN, AFC or Capital.  If a "Change in Control" of GFN, AFC, or Capital, as defined in Exhibit C attached hereto, occurs before the end of the Full Measurement Period, the provisions of this Agreement governing the distribution of Post-Closing Consideration shall be modified to provide for the distribution of an Adjusted Annual Payment (as defined below), if appropriate, and an Adjusted Deferred Payment (as defined below), if appropriate, no later than five (5) business days before the date of the Change in Control (the "Change in Control Date").  Any such payment shall be in the form specified in Section 3(b) and shall be delivered to the appropriate Payee or Payees as determined under Section 3(e).  The Valuation Date for any such payment shall be the tenth (10th) business day preceeding the Change in Control Date.  Such payments, if any, shall be the last payments of Post-Closing Consideration payable hereunder, and in the event of a Change in Control no other payments shall be payable hereunder by any party hereto or any successor to any party hereto.

(a)

Adjusted Annual Payment.   In the event of a Change in Control, GFN and Capital will calculate the Actual EBITDA of Capital for that portion of the Measurement Year in which the Change in Control occurs (the "Change-in-Control Year") beginning on the first day of such year and ending on the tenth (10th) business day preceding the Change in Control Date as of which the EBITDA of Capital for such period may readily be calculated (such portion of the Change in Control Year, the "Partial-Year Period Preceding the Change in Control").  GFN and Capital will then calculate the assumed full-year EBITDA of Capital for the Change-in-Control Year (the "Assumed Full-Year EBITDA"), by multiplying the Actual EBITDA of Capital for the Partial-Year Period Preceding the Change in Control by a fraction, the numerator of which is 365 and the denominator of which is the number of calendar days in such Partial-Year Period.  If the resulting Assumed Full-Year EBITDA exceeds the Target EBITDA of Capital for the Change in Control Year, AFC will deliver to the appropriate Payee or Payees on the Change in Control Date a payment (the "Adjusted Annual Payment") equal to (i) the aggregate amount of the Annual Payment that would be payable for the Change-in-Control Year, if any, under Section 3(a) of this Agreement if the Assumed Full-Year EBITDA of Capital were the Actual EBITDA of Capital for such year, multiplied by (ii) a fraction, the numerator of which is the number of calendar days in the Change in Control Year preceding the Change in Control Date, and the denominator of which is 365.

(b)

Adjusted Deferred Payment.  In the event of a Change in Control, GFN and Capital also will calculate the Actual EBITDA of Capital for that portion of the Full Measurement Period beginning on the first day of the Full Measurement Period and ending on the tenth (10th) day of the Partial-Year Period Preceding the Change in Control, as defined in paragraph (a) of this Section 4, above (such portion of the Full Measurement Period, the "Partial Measurement Period").  The Actual EBITDA for the Partial Measurement Period will equal the sum of the Actual EBITDA amounts of Capital for each of the Measurement Years preceding the Change in Control Year (without regard to any upward adjustments in the Actual EBITDA of Capital effected pursuant to the provisions of subparagraph (i) of Section 3(b) above) plus the Actual EBITDA of Capital for the Partial Year Period Preceding the Change in Control.  If the Actual EBITDA of Capital for the Partial Measurement Period exceeds the Adjusted Total Target EBITDA, as defined in the following sentence, the Purchaser will pay to the appropriate Payee or Payees on the Change in Control Date a payment (the "Adjusted Deferred Payment") equal to the aggregate amount of the Deferred Payment that would be deliverable under Section 3(c), above, if the Change in Control Date were the last day of the Full Measurement Period, but assuming exclusively for purposes of such calculation that the reference in the third sentence of such Section 3(c) to the "Total Actual EBITDA for the Full Measurement Period" means instead the Actual EBITDA of Capital for the Partial Measurement Period and that the reference therein to the "Total Target EBITDA of Capital" means instead the Adjusted Total Target EBITDA of Capital.  For purposes of this paragraph (b), the "Total Target EBITDA of Capital" shall equal (i) sum of the Target EBITDA amounts for each of the Measurement Years preceding the Change in Control Year, plus (ii) an amount equal to (A) the Target EBITDA for the Change in Control Year, multiplied by (B) a fraction, the numerator of which is the number of days in the Partial Year Period Preceding the Change in Control and the denominator of which is 365.

Section 5.

Representations, Warranties and Covenants.

(a)

Incorporation of Representations and Warranties Given in Acquisition Agreement.  The representations and warranties given by the parties hereto to the other parties hereto in the Acquisition Agreement are hereby given again by such parties as part of this Agreement, as of the date hereof and/or as of such other date or dates as such representations and warranties are given under the Acquisition Agreement, and each such representation and warranty is incorporated by reference herein.

(b)

Incorporation of Certain Covenants Given in Acquisition Agreement.    Those covenants and agreements given by the parties hereto to the other parties hereto in the Acquisition Agreement that relate in whole or in part to time periods on or after the Merger Closing Date are hereby given again by such parties as part of this Agreement, and each such covenant and agreement is incorporated by reference herein.

(c)

Reservation of Shares for Issuance as Post-Closing Consideration.  AFC shall take all appropriate action to reserve on its books, as and after the Merger Closing Date and until expiration or termination of this Agreement, an appropriate number of shares of AFC Common Stock for issuance hereunder in payment of Post-Closing Consideration.

(d)

Stock Exchange Listing.   AFC shall use all commercially reasonable efforts to cause the shares of AFC Common Stock issuable as Post-Closing Consideration to be approved for quotation on the NASDAQ, subject to the official notice of issuance, prior to the issuance of such shares pursuant to the terms of this Agreement and the Acquisition Agreement.

(e)

Distribution of AFC Information to Prospective Payees.   GFN and AFC will distribute or cause to be distributed to all persons who are listed in the Payee Registry maintained by AFC or its transfer agent from time to time all reports, statements, notices and other information distributed by AFC to holders of its equity securities, whether or not such persons listed in the Payee Registry currently hold any such equity securities.

(f)

Stockholder Investment Letter.   As long as Stockholder continues to be listed in the Payee Registry as a person entitled to receive future Payments of Post-Closing Consideration, Stockholder will provide to AFC, upon the latter's request in connection with a proposed distribution of shares of AFC Common Stock of the type described in Section 7(a) hereof, an Investment Letter customary in form and content for such distributions.

Section 6.

Expiration, Termination, Amendment.

(a)

Duration; Expiration.  This Agreement, unless earlier terminated, will remain in effect and will not expire until performance of the last act that is to be or may be performed hereunder by any party hereto or, if later, expiration of the Acquisition Agreement.

(b)

Termination.  This Agreement may be terminated as follows:

(i)

Prior to the Merger Closing Date, this Agreement will automatically terminate upon any termination of the Acquisition Agreement or Plan of Merger.

(ii)

On and after the Merger Closing Date, this Agreement may be terminated by mutual agreement of GFN and all Payees then listed in the Payee Registry.

(c)

Amendment.

This Agreement may be amended as follows:

(i)

Prior to the Merger Closing Date, this Agreement may be amended by mutual agreement of all parties hereto.

(ii)

On and after the Merger Closing Date, this Agreement may be amended by mutual agreement of GFN and all Payees then listed in the Payee Registry.

Section 7.

Miscellaneous.

(a)

No Registration of Issuance of AFC Common Stock.   Capital and Stockholder acknowledge that AFC does not intend to register the issuance and sale of shares of AFC Common Stock to be issued as Post-Closing Consideration under this Agreement under the Securities Act or any state securities laws, and that it intends to rely on one or more exemptions from such registration, possibly including Section 3(a)(11) of the Securities Act, Section 4(2) of the Securities Act and Regulation D thereunder, or similar exemptions.  If so, it may be necessary for AFC to impose restrictions on the transferability of shares of AFC Stock issued to Payees hereunder and/or to seek representations from one or more such Payees, in the form of Investment Letters similar to the Investment Letter attached to the Acquisition Agreement as Exhibit I, stating their intention to hold such shares for investment or with respect to other matters.

(b)

Validity.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

(c)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

(d)

Parties in Interest; Assignment.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, including permitted assigns under Section 7(d) hereof, and, except as expressly provided herein, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the parties hereto.  Any assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other party or parties hereto shall be void and be of no effect.  Rights of Payees to Payments hereunder may not be assigned except as provided in Section 3(d) of this Agreement.

(e)

No Fiduciary Duty.  Stockholder acknowledges that (i) upon the closing of the Merger and related transactions as contemplated by the Acquisition Agreement and except as expressly provided to the contrary in this Agreement, GFN as the sole shareholder of Capital will have the right to exercise its ownership interest in Capital and GFN's other owned businesses in any way that GFN deems appropriate in GFN's sole discretion, (ii) GFN has no obligation to exercise its ownership interest in Capital so as to achieve the payment to the Holder or Holders of any Payment or Payments hereunder or to maximize the amount of any such Payment, (iii) all Payments hereunder are speculative and are subject to numerous factors outside the control of GFN or AFC, (iv) there is no assurance that Stockholder will receive any Payments hereunder and neither GFN nor AFC has promised or projected any Payments hereunder, and (v) neither GFN nor AFC owes any fiduciary duty or express or implied duty to any Holder or Holders, including their Successors, solely as a result of the fact that such Holder or Holders or their Successors may have a contractual right under this Agreement to receive one or more Payments hereunder if certain of the conditions set forth herein are satisfied during the Measurement Period.

(f)

Waiver. Any provision of this Agreement may be waived at any time by the party or parties which are entitled to the benefits thereof.  No such waiver shall be effective unless in writing and signed by such party or parties.

(g)

Right of Set-Off.  GFN shall have the right to withhold and set off against the amount of any Payments to any Payee hereunder, whether payable in shares of AFC Common Stock or cash in lieu of fractional shares, the amount of any claim against such Payee for indemnification or payment of damages to which GFN may be entitled under the Acquisition Agreement or any other agreement entered into pursuant to the Acquisition Agreement.

(h)

Arbitration.  Any claim or dispute between the parties hereto arising out of or in connection with this Agreement or any of the provisions hereof, or the interpretation, meaning or effect hereof, or the transactions contemplated hereby, shall be submitted to and determined by arbitration in Glens Falls, New York in accordance with the procedures, rules and regulations of the American Arbitration Association as in effect at such time, subject to the procedures set forth below. Each party shall select a person who, in such party's sole discretion, it believes to be qualified to act as an arbitrator. The two arbitrators so chosen shall attempt to resolve any dispute by consensus. If the two arbitrators so chosen by the parties are unable to resolve the dispute, said arbitrators shall jointly select a third arbitrator and the dispute shall be resolved by the majority determination of the three arbitrators. The decision, findings or award of the arbitrator(s) in the matter determined as specified above shall be final and nonappealable and binding upon the parties (and their respective successors) with respect to the subject matter herein concerned, and judgment thereon may be entered in any court or forum having jurisdiction thereof.

(i)

Definitions.  Capitalized terms used herein not otherwise defined herein will have the meanings given such terms in the Acquisition Agreement.

(j)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

SMH Draft

11/23/2004 10:16 AM

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

GLENS FALLS NATIONAL BANK AND TRUST COMPANY

By:

Name/Title:

ARROW FINANCIAL CORPORATION

By:

Name/Title:

CAPITAL FINANCIAL GROUP

By:

Name/Title:

429 SARATOGA ROAD CORPORATION

By:

Name/Title:

JOHN WEBER

SMH Draft

11/23/2004 10:16 AM

EXHIBIT A

Adjustments to EBITDA of Capital

1.

For purposes of calculating EBITDA for any period, there shall be added to the earnings of Capital for such period the following:  any rental income or commission or fee income realized by GFN or any subsidiary or affiliate of GFN other than Capital, as a result of securities brokerage or other non-deposit investment business conducted by such entities directly or indirectly through third parties with customers whose business is handled on behalf of such entities or third parties by Stockholder, less any direct costs incurred by such entities in connection with such income, including commissions or salary directly attributable to such business paid to Stockholder or associates or designees of Stockholder.

2.

Certain expenses directly incurred by Capital in the periods preceding Acquisition will be eliminated after the Acquisition and replaced by an allocation of costs incurred by AFC or GFN in behalf of or for the benefit of Capital.  An allocation will be used when it is not practical or economical to directly identify such costs, which would include but are not limited to such expenses as pension and post-retirement actuarial fees, audit fees, payroll administration, income tax preparation, data processing and accounting support, insurance coverages, etc.  The computation of the allocations will be consistent with the practices of AFC or GFN relating to their other subsidiaries and operations and shall be reviewed with the parties on a periodic basis.

Other expenses directly incurred by Capital in the periods preceding Acquisition will be eliminated and replaced by a specific, identifiable charge to Capital related to costs incurred by AFC or GFN in behalf of or for the benefit of Capital.  An example of such costs would include but are not limited to such expenses as legal fees billed to AFC or GFN but attributable and separately identifiable as services rendered to Capital.

Certain expenses not incurred by Capital in the periods preceding Acquisition will be incurred and recognized by Capital during the Measurement Period as part of the ongoing costs incurred by all affiliates of AFC in order to comply with the organization's policies and programs.  These charges may represent either direct or allocated expenses or both.  Examples would include the cost of certain employee benefit programs which will be extended to Capital's employees that have not been part of the historical Capital benefit program.

3.

If there is a material change in the business operations, or structure of Capital after the Acquisition made by or with the approval of AFC or GFN and any such change may reasonably be expected to have a material positive or negative effect on the EBITDA of Capital, the parties will act in good faith to make appropriate adjustments in the terms and provisions governing the conditions under which Post-Closing Consideration is payable under the Post-Closing Payment Agreement, such that the Holder or Holders and their Successors will have an equivalent opportunity to receive Post-Closing Consideration upon the achievement by Capital or its successors of overall levels of financial success following the Acquisition, equivalent to the overall levels of financial success established as thresholds for Post-Closing Consideration under the Agreement as initially executed.  Without limiting the foregoing, levels of Target EBITDA and Reduced Target EBITDA, as set forth in the Target EBITDA Schedule, shall be subject to equitable adjustment from time to time as determined in good faith by AFC or GFN after consultation with the management of Capital or its successors, to reflect expansions or contractions of the operations of Capital or its successors resulting from acquisitions, divestitures and similar events, or from other similar transactions that may reasonably be expected to adversely affect the Actual EBITDA of Capital or its successors over relevant periods and, as a consequence, the amount of Payments under the Agreement, regardless of the quality of the business and operations of Capital at and after the Acquisition.  In making any such revisions to counteract the negative effect of an unanticipated or unusual development, consideration will also be given to any countervailing positive effect of such development or the positive effects of other contemporaneous unanticipated or unusual developments.

EXHIBIT B

EXHIBIT C

Change in Control of AFC, GFN and Capital

A "Change in Control" of any of AFC, GFN or Capital (each, a "Company") shall occur on the earliest of:

(i)

the acquisition by any person or group of persons acting in concert of "beneficial ownership," as that term is defined under Section 13(d) of the Exchange Act and Rule 13d-3 promulgated by the SEC thereunder, of more than fifty percent (50%) of the Voting Interest (as defined below) of such Company, excluding any such acquisition by any entity controlling, controlled by or under common control with such Company prior to such acquisition (any such, an "AFC Affiliate");

(ii)

the completion of any business combination transaction pursuant to which

(A)

AFC is merged, consolidated or reorganized with or into any other entity and is not the surviving entity in such transaction,

(B)

GFN or Capital is merged, consolidated or reorganized with or into any other entity that is not an AFC Affiliate prior to such transaction and is not the surviving entity in such transaction, or

(C)

all or substantially all of the assets of AFC, GFN or Capital are sold to any entity that is not an AFC Affiliate, in one or a series of related transactions.

For purposes of this definition, the "Voting Interest" of a Company is one hundred percent (100%) of the votes eligible to be cast at any give time in a general election of directors of such Company, as a result of ownership of shares, units or other interests in such Company.

SCHEDULE 3A-1

Schedule of Full Annual Payments for the 5 Measurement Years

Measurement Year	Full Annual Payment
1	$90,000 x COMF (year 1)
2	$90,000 x COMF (year 2)
3	$90,000 x COMF (year 3)
4	$90,000 x COMF (year 4)
5	$90,000 x COMF (year 5)

 The Full Annual Payment for any Measurement Year equals $90,000 x Cost of Money Factor ("COMF") for that Measurement Year, as calculated prior to the Closing Date.  The COMF for each Measurement Year equals (x) one (1.0) + (y) closing yield of a U.S. Treasury instrument having a maturity equal to a number of whole years contained in the period extending from the Closing Date to and through the last day of such Measurement Year, as quoted in the Wall Street Journal on the second business day before the Closing Date, with the product to be compounded annually for the number of years to maturity.

SCHEDULE 3A-2

Target EBITDA Schedule for the Measurement Year

Measurement Year	Target EBITDA	Reduced Target EBITDA[1]
1	$383,392	$364,222
2	$442,177	$420,068
3	$507,176	$481,817
4	$579,139	$550,182
5	$658,906	$625,961
Total Target EBITA	$2,570,790

 Reduced Target EBITDA for any Measurement Year equal 95% of the Target EBITDA for  such year.